Exhibit 99.1

Company Contact:	Investor Contacts:
Pet DRx Corporation	Lippert/Heilshorn & Associates, Inc.
Gregory J. Eisenhauer CFA, EVP & Chief Financial Officer	Bruce Voss (bvoss@lhai.com)
(geisenhauer@petdrx.com)	Don Markley (dmarkley@lhai.com)
(615) 369-1930 — www.petdrx.com	(310) 691-7100 — www.lhai.com
PET DRx TO BEGIN TRADING ON NASDAQ CAPITAL MARKET
Brentwood, Tenn. — May 28, 2008 — Pet DRx Corporation. (OTCBB: PDXC, PDXCW, PDXCU) today announced that its common stock, warrants and units will commence trading on the Nasdaq Capital Market under the symbols “VETS”, “VETSW” and “VETSU”, respectively, when the market opens on May 29, 2008.
Pet DRx stock, warrants and units formerly traded on the OTC Bulletin Board under the symbols “PDXC”, “PDXCW,” and PDXCU respectively.
“We are excited to have been approved for listing on the Nasdaq Capital Market. The listing on Nasdaq is an important milestone for Pet DRx, and includes a number of benefits, such as increased visibility in the financial community, greater liquidity for our stock and a larger potential investor base,” said Robert Wallace, Chief Executive Officer of PetDRx.
About Pet DRx
Pet DRx Corporation, headquartered in Brentwood, Tennessee, provides veterinary primary care and specialized services to companion animals through a network of fully-owned veterinary hospitals. The Company currently owns and operates 26 leading veterinary hospitals in the state of California, which it has organized into unique, regional “hub and spoke” networks. Pet DRx provides a full range of general medical treatments for companion animals, including (i) preventive care, such as examinations, vaccinations, spaying/neutering and dental care and (ii) a broad range of specialized diagnostic and medical services, such as internal medicine, surgery, cardiology, ophthalmology, dermatology, oncology, neurology, x-ray, ultrasound and other services.
SAFE HARBOR STATEMENT
Certain statements and information included in this press release, including statements as to the expected visibility and liquidity of the Company’s common shares, constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the ability of the Company to successfully acquire, integrate and operate veterinary hospitals and clinics, requirements or changes affecting the businesses in which the Company is engaged, veterinary services trends, including factors affecting supply and demand, dependence on acquisitions for growth, labor and personnel relations, changing interpretations of generally accepted accounting principles and other risks detailed from time to time in the Company’s SEC reports, including its Current Report on Form 8-K, as amended, filed on April 4, 2008 and its Registration Statement on Form S-4, as amended, filed on November 8, 2007. These forward-looking statements speak only as of the date hereof. The Company disclaims any intention or obligation to update or revise any forward-looking statements.
# # # #